Exhibit 99.1

Enova International, Inc. Prices $500 Million of Senior Notes Offering

FORT WORTH, Texas--(BUSINESS WIRE)--May 23, 2014--Enova International, Inc. (“Enova”), a wholly-owned subsidiary of Cash America International, Inc. (“Cash America”) (NYSE: CSH), today announced that it has priced its offering of $500 million of 9.75% Senior Notes due 2021 (the “Notes”). The Notes will bear interest at a rate of 9.75% and are being sold at a discount of the principal amount thereof to yield 10.0% to maturity. The Notes will be offered only to qualified institutional buyers in accordance with Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the Notes is expected to close on or about May 30, 2014, subject to customary closing conditions.

Enova intends to use all of the net proceeds from the sale of the Notes to repay all of its outstanding intercompany debt that Enova owes to Cash America and to pay a cash dividend to Cash America. Cash America intends to use the proceeds it receives from Enova primarily for the repayment of a portion of its existing indebtedness, and the remaining proceeds will be used for general corporate purposes.

The Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of any offer to buy the Notes or any other securities, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100